Exhibit 23.3

Consent of Independent Auditor

We hereby consent to the use in the information statement/prospectus constituting a part of this Registration Statement of Aureus Greenway Holdings Inc. of our report dated July 23, 2026, relating to the financial statements of Agile Autonomy, LLC, which is contained in that information statement/prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, P.C.
Woodbridge, New Jersey

July 29, 2026